EXHIBIT 99

U S WEST, Inc.                                                  [U S WEST LOGO]
1801 California Street
Denver, CO  80202

                                  News Release

Release Date:       Tuesday, February 29, 2000

Contact:  Dana Smith                                  Jeremy Story
          (o) 303-896-5528                            (o) 303-965-3235
          (pager) 1-800-700-2425, pin #1475905        (pager)  303-509-6577
          dksmit3@uswest.com                          jxstory@uswest.com

                      TRUJILLO WILL NOT JOIN THE NEW QWEST;
               WILL REMAIN AS HEAD OF U S WEST UNTIL MERGER CLOSES

NEW ORLEANS -- Following his remarks to the Wireless 2000 conference here today, Solomon D. Trujillo, chairman, president and CEO, U S WEST (NYSE: USW), said he will not be joining the new Qwest when the merger with U S WEST closes later this year. Until then, he will remain chief executive of U S WEST to complete the merger and continue to deploy the company's new cutting-edge broadband and wireless products and services.

In a letter to employees today, Trujillo said, "When I initiated the merger negotiations last year -- first with Qwest, then with Global Crossing and back again to Qwest -- my vision was to create an end-to-end broadband network that provides customers advanced, integrated services with local touch and global reach. That vision has now been tested and validated in the marketplace. Despite early skepticism, nearly everyone now agrees that the 'vertical' merger of U S WEST and Qwest makes great sense.

"During recent months, we have made notable progress in completing the merger -- including timely regulatory approvals and cost-saving synergies. However, we are now at a critical point in the merger. Even though we have agreed on a wide range of issues, we have not found agreement on key strategic issues, including leadership appointments, the structure of the organization and the role of the Office of the Chair.

"For this merger to work for customers and shareholders alike, it is essential for the leadership to be in full alignment on all these key issues. Accordingly, I have decided to accommodate the views of my counterpart so that he can shape the people selection, organization and governance of the new Qwest by his values and priorities.

"When the merger of U S WEST and Qwest closes later this year, I will be stepping down from my leadership position. I will not be joining the new Qwest.

"In the meantime, I will remain as chief executive of U S WEST until the merger closes, hopefully sometime this summer. During this period I want to continue to work to ensure that we reach this year's financial and service objectives, that we complete the merger and that we continue to deploy the new products and services that are transforming U S WEST from a traditional local exchange carrier into the nation's premier local broadband provider."

About U S WEST

U S WEST (NYSE: USW) is a leading broadband and communications service provider, with more than $13 billion in annual revenues. U S WEST leads the industry in deploying next-generation broadband ADSL and VDSL Internet access and data/video services; offers the nation's first and only 'one-number' advanced wireless service that integrates customers' home or business phones with their wireless PCS; and provides multimedia advertising services, including Internet and print directories. The company has nearly 2 million miles of deployed fiber in the U.S., provides local exchange services to more than 25 million customers in 14 states, and provides wireless services to more than 500,000 customers and data services to more than 800,000 customers nationally.

U S WEST is merging with Qwest Communications International Inc. The combination, to be named Qwest Communications International Inc., will create a communications powerhouse with a market capitalization of more than $70 billion, headquartered in Denver and employing about 64,000 people worldwide. U S WEST and Qwest will unite the nation's most innovative local, wireless and broadband communications firm with one of the world's most advanced fiber-optic networks and broadband Internet providers. Together, the two firms will have more than 3 million miles of deployed fiber in the U.S. and worldwide, 29 million customers and a local network that is 99.2 percent digitally switched. For more information about U S WEST, go to http://www.uswest.com.

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